Exhibit 10.1
MASTER AGREEMENT
BETWEEN
CLEAR CHANNEL COMMUNICATIONS, INC.
AND
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
Dated November 16, 2005

-i-

TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

-iii-

EXHIBITS

A	Form of Corporate Services Agreement
B	Form of Registration Rights Agreement
C	Form of Tax Matters Agreement
D	Form of Employee Matters Agreement
E	Form of Amended and Restated Trademark License Agreement
F	Form of Amended and Restated Certificate of Incorporation
G	Form of Amended and Restated Bylaws

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SCHEDULES

Schedule 2.4(b)(ii)	Continuing Agreements
Schedule 5.4(a)	Statements in Prospectus Provided by CCU
Schedule 6.15(b)	Existing Actions

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MASTER AGREEMENT
     This MASTER AGREEMENT, dated November 16, 2005 (this “Agreement”), is made between Clear Channel Communications, Inc., a Texas corporation (“CCU”), and Clear Channel Outdoor Holdings, Inc., a Delaware corporation and as of the date hereof, an indirect, wholly owned subsidiary of CCU (“Outdoor”). Certain capitalized terms used in this Agreement are defined in Section 1.1 and the definitions of the other capitalized terms used in this Agreement are cross-referenced in Section 1.2.
W I T N E S S E T H:
     WHEREAS, the board of directors of CCU has determined that it is appropriate and desirable for CCU to separate the Outdoor Group from CCU;
     WHEREAS, in connection with the separation of the Outdoor Group from CCU, CCU desires to contribute, assign or otherwise transfer, and to cause certain of its Subsidiaries to contribute, assign or otherwise transfer, to Outdoor and certain of Outdoor’s Subsidiaries, certain Assets and Liabilities associated with the Outdoor Business, including the stock or other equity interests of certain of CCU’s Subsidiaries dedicated to the Outdoor Business;
     WHEREAS, the boards of directors of CCU and Outdoor have further approved the initial public offering by Outdoor of shares of its Class A Common Stock in a registered offering under the Securities Act, concurrently with the closing of the Separation;
     WHEREAS, in connection with the Separation, Outdoor intends to reclassify the Outdoor Common Stock currently held indirectly by CCU into shares of its Class B Common Stock, such that CCU indirectly will own all of the outstanding Class B Common Stock immediately following the consummation of the Initial Public Offering;
     WHEREAS, in connection with the Separation, the Intercompany Notes owed by a member of the Outdoor Group to CCU will be satisfied in full as follows: (a) first, a portion of the outstanding balance of the Intercompany Notes will be reduced by the balance of the intercompany account due to Outdoor from CCU, (b) second, CCU will contribute a portion of the outstanding balance of the Intercompany Notes to the capital of Outdoor, (c) third, the net cash proceeds of the Initial Public Offering will be used by Outdoor to pay a portion of the outstanding balance of the Intercompany Notes, and (d) fourth, to the extent the Underwriters do not exercise in full their Over-Allotment Option to purchase additional shares of Class A Common Stock in the Initial Public Offering, Outdoor will issue additional shares of Class B Common Stock to CCU in exchange for the extinguishment of the remaining balance of the Intercompany Notes;
     WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and certain other agreements that will, following the consummation of the Initial Public Offering, govern certain matters relating to the Separation, the Initial Public Offering and the relationship of CCU, Outdoor and their respective Groups; and

     WHEREAS, the terms and conditions set forth herein have not resulted from arms length negotiations between the parties because of the context of CCU’s and Outdoor’s parent –Subsidiary relationship, and accordingly, such terms and conditions may be in some respects less favorable to Outdoor than those it could obtain from unaffiliated third parties.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions.
     For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
     “Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
     “Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect Subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that from and after the Closing Date, no member of the Outdoor Group shall be deemed an Affiliate of any member of the CCU Group for purposes of this Agreement and the Transaction Documents and no member of the CCU Group shall be deemed an Affiliate of any member of the Outdoor Group for purposes of this Agreement and the Transaction Documents. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies, or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), of a Person.
     “Assets” means, with respect to any Person, the assets, properties and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:
     (a) all interests in any capital stock, equity interests or capital or profit interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

     (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;
     (c) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
     (d) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;
     (e) all license agreements, leases of personal property, open purchase orders for supplies, parts or services and other contracts, agreements or commitments;
     (f) all deposits, letters of credit and performance and surety bonds;
     (g) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;
     (h) all domestic and foreign intangible personal property, patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, designs, ideas, improvements, works of authorship, recordings, other proprietary and confidential information and licenses from third Persons granting the right to use any of the foregoing;
     (i) all computer applications, programs and other software, including operating software, network software firmware, middleware, design software, design tools, systems documentation and instructions;
     (j) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
     (k) all prepaid expenses, trade accounts and other accounts and notes receivables;
     (l) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
     (m) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;
     (n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

     (o) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and
     (p) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.
     “CCU Group” means CCU and each Person (other than a member of the Outdoor Group) that is an Affiliate of CCU immediately following the Closing.
     “Class A Common Stock” means the class A common stock, $0.01 par value per share, of Outdoor.
     “Class B Common Stock” means the class B common stock, $0.01 par value per share, of Outdoor.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consents” means any consent, waiver or approval from, or notification requirement to, any third parties.
     “Delayed Transfer Assets” means any Outdoor Assets that are expressly provided in this Agreement or any Transaction Document to be transferred after the Closing Date.
     “Delayed Transfer Liabilities” means any Outdoor Liabilities that are expressly provided in this Agreement or any Transaction Document to be assumed after the Closing Date.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.
     “Firm Public Offering Shares” means the Class A Common Stock sold in the Initial Public Offering, other than Class A Common Stock sold as a result of exercise of the Over-Allotment Option by the Underwriters.
     “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.
     “GAAP” means United States generally accepted accounting principles.

     “Governmental Approvals” means any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.
     “Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality, whether federal, state, local or foreign (or any political subdivision thereof), and any tribunal, court or arbitrator(s) of competent jurisdiction.
     “Group” means the CCU Group or the Outdoor Group, as the context requires.
     “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
     “Initial Public Offering” means the initial public offering by Outdoor of the Class A Common Stock.
     “Insurance Policies” means the insurance policies written by insurance carriers, including those affiliated with CCU and any self-insurance arrangements, pursuant to which Outdoor or one or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Closing Date.
     “Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
     “Intercompany Notes” means the two promissory notes in the original principal amounts of $1.39 billion and $73 million, respectively, payable by Clear Channel Outdoor, Inc., a member of the Outdoor Group, to CCU.
     “IPO Registration Statement” means the registration statement on Form S-1 filed under the Securities Act pursuant to which the Class A Common Stock to be sold by Outdoor in the Initial Public Offering will be registered, and all amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such registration statement.

     “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.
     “Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
     “Outdoor Balance Sheet” means Outdoor’s unaudited pro forma consolidated statement of financial position as of June 30, 2005 included in the IPO Registration Statement.
     “Outdoor Business” means the current businesses of the members of the Outdoor Group, including, without limitation, the world-wide billboard advertising, street furniture displays, and transit displays businesses described in the IPO Registration Statement, as well as those terminated, divested or discontinued businesses of the members of Outdoor Group.
     “Outdoor Capital Stock” means all classes or series of capital stock of Outdoor, including the Class A Common Stock, the Class B Common Stock, and all options, warrants and other rights to acquire such capital stock.
     “Outdoor Common Stock” means the Class A Common Stock and the Class B Common Stock.
     “Outdoor Contracts” means the following contracts and agreements to which CCU or any of its Subsidiaries is a party or by which CCU or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by CCU or any member of the CCU Group pursuant to any provision of this Agreement or any Transaction Document:
     (a) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Outdoor Group;
     (b) any contract or agreement, including any joint venture agreement, that is used exclusively or held for use exclusively in the Outdoor Business;
     (c) any guarantee, indemnity, representation, warranty or other Liability of any member of the Outdoor Group or the CCU Group in respect of (i) any other Outdoor Contract or Outdoor Asset, (ii) any Outdoor Liability or (iii) the Outdoor Business; and
     (d) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Transaction Documents to be assigned to Outdoor or any member of the Outdoor Group in connection with the Separation.
     “Outdoor Group” means Outdoor, each Subsidiary of Outdoor immediately after the Closing and each other Person that is either controlled directly or indirectly by Outdoor immediately after the Closing; provided that, any Delayed Transfer Asset that is transferred to

Outdoor at any time following the Closing shall, to the extent applicable, and from and after the Closing Date, be considered part of the Outdoor Group for all purposes of this Agreement.
     “Outdoor Indebtedness” means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of the Outdoor Group collectively, as determined for purposes of its financial statements prepared in accordance with GAAP.
     “Over-Allotment Option” means the over-allotment option that may be exercised by the underwriters of the Initial Public Offering pursuant to the Underwriting Agreement relating to the Initial Public Offering.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
     “Prospectus” means the prospectus or prospectuses included in the IPO Registration Statement, as amended or supplemented by prospectus supplement and by all other amendments and supplements to any such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.
     “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer (other than restrictions on transfer imposed by federal or state securities laws), or other encumbrance of any nature whatsoever.
     “Separation” means collectively, (a) the transfer of the Outdoor Assets, to the extent not already held by Outdoor and the Outdoor Group, and the assumption by Outdoor and the Outdoor Group of the Outdoor Liabilities, and (b) the transfer of certain Excluded Assets to CCU and the CCU Group, and the assumption by CCU and the CCU Group of certain Excluded Liabilities, all as more fully described in this Agreement and the Transaction Documents.
     “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
     “Tax” means all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental (including taxes under Code Section 59A),

customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise, premium, retaliatory and other taxes, withholdings, duties, levies, imposts, guarantee fund assessments and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority, in each case whether such Tax arises by Law, contract, agreement or otherwise.
     “Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.
     “Transactions” means, collectively, (a) the Separation, (b) the Initial Public Offering, (c) the repayment by Outdoor of the principal of, and accrued interest on, the Intercompany Notes as set forth in Section 3.6, and (d) all other transactions contemplated by this Agreement or any Transaction Document.
     “Trigger Date” means the first date on which members of the CCU Group cease to beneficially own more than fifty percent (50%) of the total voting power of Outdoor Common Stock.
     “Underwriters” means the managing underwriters for the Initial Public Offering.
     “Underwriting Agreement” means the Underwriting Agreement to be entered into by and among CCU, Outdoor and the Underwriters in connection with the offering of Outdoor Common Stock in the Initial Public Offering.
     1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
After-Tax Basis	5.6(c)
Agreement	Recitals
Annual Financial Statements	4.1(a)(v)
Assumed Actions	6.15(a)
Bylaws	3.3
CCU	Preamble
CCU Annual Statements	4.1(b)(ii)
CCU Auditors	4.1(b)(ii)
CCU Confidential Information	6.2(b)
CCU Indemnified Parties	5.2
CCU Policies	6.11
CCU Public Filings	4.1(a)(xii)
CCU Transfer Documents	2.8
Charter	3.3
Closing	3.1
Closing Date	3.1

Term	Section
Conversion Upon Transfer Provision	6.13
Corporate Services Agreement	3.2(b)(i)
CPR	7.3
CPR Arbitration Rules	7.4(a)
Dispute	7.1(a)
Distribution	6.13
Employee Matters Agreement	3.2(b)(iv)
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
Existing Actions	6.15(b)
Existing CCU Indebtedness	3.5
Indemnified Party	5.6(a)
Indemnifying Party	5.6(a)
Indemnity Payment	5.6(a)
Initial Notice	7.2
International Tax Matters Agreement	3.2(b)(vi)
Optional Conversion Right	6.13
Outdoor	Preamble
Outdoor Assets	2.2(a)
Outdoor Auditors	4.1(b)(i)
Outdoor Confidential Information	6.2(a)
Outdoor Indemnified Parties	5.3
Outdoor Liabilities	2.3(a)
Outdoor Public Documents	4.1(a)(viii)
Outdoor Transfer Documents	2.9(a)(iii)
Privilege	4.9
Quarterly Financial Statements	4.1(a)(iv)
Registration Rights Agreement	3.2(b)(ii)
Representatives	6.2(a)
Response	7.2
Tax-Free Spin-Off	6.13
Tax Matters Agreement	3.2(b)(iii)
Termination Option	6.13
Third Party Claim	5.7(a)
Trademark License Agreement	3.2(b)(v)
Transaction Documents	3.2(b)
Transfer Documents	2.9(a)(iii)
ARTICLE II
THE SEPARATION
     2.1 Transfer of Outdoor Assets; Assumption of Outdoor Liabilities.
     (a) The Separation shall be effected in accordance with the terms and conditions of this Agreement and the other Transfer Documents. Subject to Section 3.7, immediately following the execution and delivery of the Underwriting Agreement by each of the parties thereto:
     (i) CCU shall, and shall cause its applicable Subsidiaries to, contribute, assign, transfer, convey and deliver to Outdoor or certain of its Subsidiaries designated by Outdoor, and Outdoor or such applicable Subsidiaries shall accept from CCU and its applicable Subsidiaries, all of CCU’s and such Subsidiaries’ respective rights, titles and interests in and to all Outdoor Assets, other than the Delayed Transfer Assets, with such contributions, assignments, transfers and conveyances being subject to the terms and conditions of this Agreement and any applicable Transfer Documents; and
     (ii) Outdoor shall, and shall cause its domestic Subsidiaries to, accept, assume and agree, on a several and not joint basis, to perform, discharge and fulfill all the Outdoor Liabilities, other than the Delayed Transfer Liabilities, in accordance with their respective terms. Outdoor and such Subsidiaries shall be responsible for all Outdoor Liabilities assumed by it, regardless of when or where such Outdoor Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Closing Date, regardless of where or against whom such Outdoor Liabilities are asserted or determined (including any Outdoor Liabilities arising out of claims made by CCU’s or Outdoor’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the CCU Group or the Outdoor Group) or whether asserted or determined prior to the date hereof, and, except as set forth in Section 2.3(b)(iv), regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the CCU Group or the Outdoor Group, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates. Such assumption of Outdoor Liabilities shall be subject to the terms and conditions of this Agreement and any applicable Transfer Documents.
     (b) Each of the parties agrees that the Delayed Transfer Assets will be contributed, assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be accepted and assumed, in accordance with the terms of the applicable Transaction Documents. Notwithstanding the date on which any such Delayed Transfer Asset is actually contributed, assigned, conveyed and delivered, or the date on which any such Delayed Transfer Liability is actually accepted and assumed, such contribution, assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the acceptance and assumption of any Delayed Transfer Liability, shall be deemed to have taken place on, and shall be effective as of, the Closing Date, and the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Transaction Documents as an Outdoor Asset or an Outdoor Liability, as the case may be, from and after the Closing Date.
     (c) If at any time or from time to time (whether prior to or after the Closing Date) any party hereto (or any member of such party’s respective Group) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Transaction Document, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

     (d) Outdoor hereby waives compliance by each member of the CCU Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Outdoor Assets to any member of the Outdoor Group.
     2.2 Outdoor Assets.
     (a) Subject to Section 2.2(b), for purposes of this Agreement, “Outdoor Assets” shall mean (without duplication):
     (i) all Assets that are expressly provided by this Agreement or any Transaction Document as Assets to be transferred by CCU and other members of the CCU Group to Outdoor or another designated member of the Outdoor Group;
     (ii) all Outdoor Contracts;
     (iii) subject to Section 6.3, any rights of any member of the Outdoor Group under any of the Insurance Policies, including any rights thereunder arising after the Closing Date in respect of any Insurance Policies;
     (iv) all Assets reflected as Assets of Outdoor and its Subsidiaries in the Outdoor Balance Sheet, other than any dispositions of such Assets subsequent to the date of the Outdoor Balance Sheet; and
     (v) any and all Assets owned or held immediately prior to the Closing Date by CCU or any of its Subsidiaries that are used exclusively in the Outdoor Business. The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an Outdoor Asset.
     (b) Notwithstanding the foregoing, the Outdoor Assets shall not in any event include the Excluded Assets. For purposes of this Agreement, “Excluded Assets” shall mean Assets not used exclusively in the Outdoor Business, including, without limitation any and all Assets that are expressly contemplated by this Agreement or any Transaction Document as either Assets to be retained by CCU or any other member of the CCU Group, other than assets of CCE Spinco, Inc. and its Subsidiaries, or Assets that are to be transferred by Outdoor or any member of the Outdoor Group to CCU or a designated member of the CCU Group, including CCE Spinco, Inc. and its Subsidiaries.
     2.3 Outdoor Liabilities.
     (a) Subject to Section 2.3(b), for purposes of this Agreement, “Outdoor Liabilities” shall mean (without duplication):
     (i) all Liabilities that are expressly provided by this Agreement or any Transaction Document as Liabilities to be assumed by Outdoor or any other member of the Outdoor Group, and all agreements, obligations and Liabilities of Outdoor or any other member of the Outdoor Group under this Agreement or any of the Transaction Documents;
     (ii) all Liabilities, including any employee-related Liabilities relating to, arising out of or resulting from:
     (A) the operation of the Outdoor Business, as conducted at any time before, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
     (B) the operation of any business conducted by any member of the Outdoor Group at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or
     (C) any Outdoor Assets (including any Outdoor Contracts and any real property and leasehold interests), in any such case whether arising before, on or after the Closing Date;
     (iii) all Liabilities reflected as liabilities or obligations of Outdoor or its Subsidiaries in the Outdoor Balance Sheet;
     (iv) all Liabilities related to Assumed Actions and Existing Actions, as further provided in Section 6.15;
     (v) all Liabilities related to any and all other Actions initiated on or after the Closing Date that arise out of or relate in any material respect to the operation of the Outdoor Business or the ownership or use of the Outdoor Assets, in any such case whether such Action arises before, on or after the Closing Date, including any such Action in which CCU or any member of the CCU Group is named as a defendant or party subject to any claim or investigation;
     (vi) all Liabilities for any payments to be made by any member of the CCU Group or any member of the Outdoor Group pursuant to the terms and conditions of purchase agreements relating to the acquisition of Outdoor Assets, including, without limitation, purchase price installment payments based on the financial performance of the Outdoor Asset subsequent to the acquisition; and
     (vii) all Liabilities arising out of claims made by CCU’s or Outdoor’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the CCU Group or the Outdoor Group with respect to the Outdoor Business.
     (b) Notwithstanding the foregoing, the Outdoor Liabilities shall not in any event include the Excluded Liabilities. For purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

     (i) any and all Liabilities that are expressly contemplated by this Agreement or any Transaction Document as Liabilities to be retained or assumed by CCU or any other member of the CCU Group (in each case other than Delayed Transfer Liabilities), and all agreements and obligations of any member of the CCU Group under this Agreement or any of the Transaction Documents;
     (ii) any and all Liabilities of a member of the CCU Group relating solely to, arising solely out of or resulting from any Excluded Assets; and
     (iii) any and all liabilities arising from a knowing violation of Law, fraud or misrepresentation by any member of the CCU Group or any of their respective directors, officers, employees or agents (other than any individual who at the time of such act was acting in his or her capacity as a director, officer, employee or agent of any member of the Outdoor Group).
     2.4 Termination of Agreements.
     (a) Except as set forth in Section 2.4(b), Outdoor and each member of the Outdoor Group, on the one hand, and CCU and each member of the CCU Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Outdoor or any member of the Outdoor Group, on the one hand, and CCU or any member of the CCU Group, on the other hand, effective as of the Closing Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
     (b) The provisions of Section 2.4(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
     (i) this Agreement and the Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any Transaction Document to be entered into or continued by either of the parties or any of the members of their respective Groups);
     (ii) except to the extent redundant with any provision of or service provided under this Agreement or any of the Transaction Documents (including any exhibits or schedules thereto), the agreements, arrangements, commitments and understandings listed or described on Schedule 2.4(b)(ii);
     (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Outdoor Assets or Outdoor Liabilities, they shall be assigned pursuant to Section 2.1);

     (iv) any accounts or notes payable or accounts or notes receivable between a member of the CCU Group, on the one hand, and a member of the Outdoor Group, on the other hand, accrued as of the Closing Date and reflected in the books and records of the parties or otherwise documented in accordance with past practices;
     (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of CCU or Outdoor, as the case may be, is a party; and
     (vi) any other agreements, arrangements, commitments or understandings that this Agreement or any Transaction Document expressly contemplates will survive the Closing Date.
     2.5 Governmental Approvals and Consents; Delayed Transfer Assets and Liabilities.
     (a) To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use their commercially reasonable efforts to obtain such Governmental Approvals and Consents; provided, however, that neither CCU nor Outdoor shall be obligated to contribute capital in any form to any entity in order to obtain such Governmental Approvals and Consents.
     (b) If and to the extent that the valid, complete and perfected contribution, transfer or assignment to the Outdoor Group of any Outdoor Assets or the assumption by the Outdoor Group of any Outdoor Liabilities would be a violation of applicable Law or require any Consent or Governmental Approval in connection with the Separation or the Initial Public Offering, then, unless the parties mutually shall otherwise determine, the transfer or assignment to the Outdoor Group of such Outdoor Assets or the assumption by the Outdoor Group of such Outdoor Liabilities shall be automatically deemed deferred and any such purported contribution, transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents or Governmental Approvals have been obtained. If and when the Consents and Governmental Approvals are obtained, the contribution, transfer or assignment of the applicable Outdoor Asset or Outdoor Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Transfer Document. Any such Liability shall be deemed a Delayed Transfer Liability. Any such Asset shall be deemed a Delayed Transfer Asset and notwithstanding the foregoing, an Outdoor Asset for purposes of determining whether any Liability is an Outdoor Liability.
     (c) If any contribution, transfer or assignment of any Outdoor Asset intended to be contributed, transferred or assigned hereunder or any assumption of any Outdoor Liability intended to be assumed by the Outdoor Group hereunder is not consummated on the Closing Date for any reason, then, insofar as reasonably possible, (i) the member of the CCU Group retaining such Outdoor Asset shall thereafter hold such Outdoor Asset for the use and benefit of the member of the Outdoor Group entitled thereto (at the expense of the member of the Outdoor Group entitled thereto) and (ii) Outdoor shall, or shall cause the applicable member of the Outdoor Group to, pay or reimburse the member of the CCU Group retaining such Outdoor Liability for all amounts paid or incurred in connection with such Outdoor Liability. In addition, the member of the CCU Group retaining such Outdoor Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Outdoor Group member to whom such Outdoor Asset is to be transferred in order to place such Outdoor Group member in the same position as if such Outdoor Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Outdoor Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Outdoor Asset, is to inure from and after the Closing Date to the Outdoor Group.
     (d) The Person retaining an Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Person entitled to the Asset or the Person intended to be subject to the Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset or the Person intended to be subject to the Outdoor Liability.
     2.6 Novation of Assumed Outdoor Liabilities.
     (a) Each of CCU and Outdoor, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Outdoor Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Outdoor Group), so that, in any such case, Outdoor and the other members of the Outdoor Group will be solely responsible for such Outdoor Liabilities; provided, however, that neither the CCU Group nor the Outdoor Group shall be obligated to pay any consideration or assume any additional obligation therefor to any third party from whom any such Consent, substitution or amendment is requested.
     (b) If CCU or Outdoor is unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the applicable member of the CCU Group shall continue to be bound by such agreement, lease, license or other obligation that constitutes an Outdoor Liability and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such member of the CCU Group, Outdoor shall, or shall cause a member of the Outdoor Group to, pay, perform and discharge fully all the obligations or other Liabilities of members of the CCU Group thereunder that constitute Outdoor Liabilities from and after the Closing Date. Outdoor shall indemnify each CCU Indemnified Party, and hold each of them harmless against any Liabilities arising in connection therewith; provided that, Outdoor shall have no obligation to indemnify any CCU Indemnified Party with respect to any matter to the extent that such CCU Indemnified Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. CCU shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to Outdoor, all money, rights and other consideration received by it or any member of the CCU Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, CCU shall thereafter assign, or cause to be assigned, all rights and obligations of any member of the CCU Group thereunder and any other Outdoor Liabilities thereunder to Outdoor or a designated member of the Outdoor Group, without payment of further consideration and Outdoor, or a designated member of the Outdoor Group, shall, without the payment of any further consideration, assume such Outdoor Liabilities and rights.
     2.7 Novation of Liabilities other than Outdoor Liabilities.
     (a) Each of CCU and Outdoor, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution, or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities for which a member of the CCU Group and a member of the Outdoor Group are jointly or severally liable and that do not constitute Outdoor Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the CCU Group, so that, in any such case, the members of the CCU Group will be solely responsible for such Liabilities; provided, however, that neither the CCU Group nor the Outdoor Group shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested.
     (b) If CCU or Outdoor is unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the applicable member of the Outdoor Group shall continue to be bound by such agreement, lease, license or other obligation that does not constitute an Outdoor Liability and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such member of the Outdoor Group, CCU shall, or shall cause a member of the CCU Group to, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Outdoor Group thereunder from and after the Closing Date. CCU shall indemnify each Outdoor Indemnified Party and hold each of them harmless against any Liabilities (other than Outdoor Liabilities) arising in connection therewith; provided that, CCU shall have no obligation to indemnify any Outdoor Indemnified Party with respect to any matter to the extent that such Outdoor Indemnified Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. Outdoor shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to CCU or to another member of the CCU Group specified by CCU, all money, rights and other consideration received by it or any member of the Outdoor Group in respect of such performance (unless any such consideration is an Outdoor Asset). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Outdoor shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of the Outdoor Group to CCU or to another member of the CCU Group specified by CCU, without payment of any further consideration and CCU, or another member of the CCU Group, without the payment of any further consideration shall assume such rights and Liabilities.
     2.8 Transfers of Assets and Assumption of Liabilities.
     In furtherance of the contribution, assignment, transfer and conveyance of Outdoor Assets and the assumption of Outdoor Liabilities, on the Closing Date, (a) CCU shall execute and deliver, and shall cause the other members of the CCU Group to execute and deliver, such stock powers, merger certificates, bills of sale, certificates of title, assignments of contracts and other instruments of contribution, transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, transfer, merger, conveyance and assignment of all of the CCU Group’s right, title and interest in and to the Outdoor Assets to the Outdoor Group, and (b) Outdoor shall execute and deliver, and shall cause the other members of the Outdoor Group to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Outdoor Liabilities by the Outdoor Group. All of the foregoing documents contemplated by this Section 2.8 shall be referred to collectively herein as the “CCU Transfer Documents.”
     2.9 Transfer of Excluded Assets by Outdoor; Assumption of Excluded Liabilities by CCU.
     (a) To the extent any Excluded Asset or Excluded Liability is transferred to a member of the Outdoor Group at the Closing or remains owned or held by a member of the Outdoor Group after the Closing, from and after the Closing:
     (i) Outdoor shall, and shall cause the members of the Outdoor Group to, promptly contribute, assign, transfer, convey and deliver to CCU or designated CCU Group members, and CCU or such CCU Group members shall accept from Outdoor and its applicable Group members, all of Outdoor’s and such Group members’ respective rights, titles and interests in and to such Excluded Assets.
     (ii) CCU and certain CCU Group members designated by CCU, shall promptly accept, assume and agree to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.
     (iii) In furtherance of the assignment, transfer and conveyance of Excluded Assets and the assumption of Excluded Liabilities (A) Outdoor shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Outdoor’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to CCU and its Subsidiaries, and (B) CCU shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by CCU. All of the foregoing documents contemplated by this Section 2.9(a)(iii) shall be referred to collectively herein as the “Outdoor Transfer Documents” and, together with the CCU Transfer Documents, the “Transfer Documents.”
     (iv) To the extent that the transfer of such Excluded Assets and the assumption of such Excluded Liabilities requires any Governmental Approvals or Consents, the parties shall use commercially reasonable efforts to obtain such Governmental Approvals and Consents; provided, however, that neither CCU nor Outdoor shall be obligated to contribute capital in any form to any entity in order to obtain such Governmental Approvals and Consents.

     (v) If and to the extent that the valid, complete and perfected transfer or assignment to the CCU Group of any Excluded Assets or the assumption by the CCU Group of any Excluded Liabilities would be a violation of applicable Law or require any Consent or Governmental Approval, then, unless the parties mutually shall otherwise determine, the transfer or assignment to the CCU Group of such Excluded Assets or the assumption by the CCU Group of such Excluded Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents or Governmental Approvals have been obtained.
     (b) If any transfer or assignment of any Excluded Asset intended to be transferred or assigned hereunder or any assumption of any Excluded Liability intended to be assumed by CCU hereunder is not consummated on the Closing Date, whether as a result of the failure to obtain any required Governmental Approvals or Consents or any other reason, then, insofar as reasonably possible, (i) the member of the Outdoor Group retaining such Excluded Asset shall thereafter hold such Excluded Asset for the use and benefit of CCU (at CCU’s expense) and (ii) CCU shall, or shall cause its applicable Group member to, pay or reimburse the member of the Outdoor Group retaining such Excluded Liability for all amounts paid or incurred in connection with such Excluded Liability. In addition, the member of the Outdoor Group retaining such Excluded Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by CCU in order to place CCU in the same position as if such Excluded Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Excluded Asset, is to inure from and after the Closing Date to the CCU Group.
     (c) If and when the Consents and Governmental Approvals, the absence of which caused the deferral of transfer of any Excluded Asset or the deferral of assumption of any Excluded Liability, are obtained, the transfer or assignment of the applicable Excluded Asset or Excluded Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Transfer Document.
     (d) Any member of the Outdoor Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer of such Excluded Asset or the deferral of the assumption of such Excluded Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by CCU or the member of the CCU Group intended to be subject to the Excluded Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by CCU or the member of the CCU Group entitled to such Excluded Asset or intended to be subject to such Excluded Liability.
     2.10 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.
     EACH OF CCU (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CCU GROUP) AND OUTDOOR (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OUTDOOR GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY

SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
ARTICLE III
INTERCOMPANY TRANSACTIONS AS OF THE CLOSING DATE
     3.1 Time and Place of Closing.
     Subject to the terms and conditions of this Agreement, all transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held at such place as CCU and Outdoor mutually agree and on the date on which (and after) the Underwriting Agreement is executed and delivered by each of the parties thereto or at such other time as CCU and Outdoor may mutually agree (the day on which the Closing takes place being the “Closing Date”).
     3.2 Closing Transactions.
     In each case subject to Section 3.7, after execution and delivery of the Underwriting Agreement by all parties thereto, at the Closing:
     (a) The Separation shall be effected in accordance with this Agreement and the applicable Transfer Documents.

     (b) The appropriate parties shall enter into, and (as necessary) shall cause the respective members of their Group to enter into, the agreements set forth below (collectively with the Transfer Documents, the “Transaction Documents”):
     (i) the Corporate Services Agreement in the form attached as Exhibit A (the “Corporate Services Agreement”);
     (ii) the Registration Rights Agreement in the form attached as Exhibit B (the “Registration Rights Agreement”);
     (iii) the Tax Matters Agreement in the form attached as Exhibit C (the “Tax Matters Agreement”);
     (iv) the Employee Matters Agreement in the form attached as Exhibit D (the “Employee Matters Agreement”); and
     (v) the Amended and Restated Trademark License Agreement in the form attached as Exhibit E (the “Trademark License Agreement”).
     3.3 Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.
     At or prior to the Closing, CCU and Outdoor shall each take all necessary actions that may be required to provide for the adoption by Outdoor of the Amended and Restated Certificate of Incorporation of Outdoor in the form attached hereto as Exhibit F (the “Charter”), and the Amended and Restated Bylaws of Outdoor in the form attached hereto as Exhibit G (the “Bylaws”). The Charter and Bylaws shall be in full force and effect as of the Closing Date.
     3.4 The Initial Public Offering.
     The Initial Public Offering will be a primary offering of Class A Common Stock. Outdoor shall (a) consult with, and cooperate in all respects with, CCU in connection with the pricing of the Class A Common Stock to be offered in the Initial Public Offering; (b) at the direction of CCU, execute and deliver the Underwriting Agreement in such form and substance as is reasonably satisfactory to CCU; and (c) at the direction of CCU, promptly take any and all actions necessary or desirable to consummate the Initial Public Offering as contemplated by the IPO Registration Statement and the Underwriting Agreement.
     3.5 Intercompany Notes.
     At or prior to the Closing and as detailed in the IPO Registration Statement, the intercompany account balance of approximately $419.8 million representing accounts payable and other accrued amounts owed to Outdoor by CCU will be applied to reduce the outstanding balance of the Intercompany Notes, and CCU will then contribute no less than $442.9 million of the outstanding balance of the Intercompany Notes to the capital of Outdoor. All of the net cash proceeds of the Initial Public Offering will be used by Outdoor to repay the remaining outstanding balance of the Intercompany Notes. If the Underwriters do not exercise the Over-Allotment Option in full, thereby reducing the maximum net proceeds of the Initial Public

Offering, Outdoor will issue additional shares of Class B Common Stock to CCU in exchange for the extinguishment of the remaining outstanding balance of the Intercompany Notes and the accrued interest thereon. The aggregate number of shares of Class B Common Stock so distributed will equal the difference of (a) the number of shares of Class A Common Stock subject to the Over-Allotment Option, less (b) the actual number of shares of Class A Common Stock purchased by the Underwriters pursuant to the Over-Allotment Option. Upon completion of the Initial Public Offering and the payment in full of the Intercompany Notes, the Outdoor Group will continue to owe senior unsecured indebtedness to CCU of $2.5 billion, as evidenced by a Senior Unsecured Term Promissory Note, dated August 2, 2005 in the original principal amount of $2.5 billion (the “Existing CCU Indebtedness”).
     3.6 Reclassification of Outstanding Outdoor Common Stock into Class B Common Stock.
     Prior to the consummation of the Initial Public Offering, CCU and Outdoor will each take all actions (including, without limitation, such actions that are required to effect the adoption by Outdoor of the Charter) that CCU determines, in its sole discretion, may be required to provide for the reclassification of the issued and outstanding shares of Outdoor Common Stock then held by CCU into shares of Class B Common Stock.
     3.7 Rescission.
     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, IF DELIVERY OF THE FIRM PUBLIC OFFERING SHARES TO THE UNDERWRITERS AGAINST PAYMENT THEREFOR IS NOT COMPLETE WITHIN FOUR (4) BUSINESS DAYS AFTER THE CLOSING DATE, ALL TRANSACTIONS THERETOFORE COMPLETED UNDER THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS SHALL IMMEDIATELY BE RESCINDED IN ALL RESPECTS AND THIS AGREEMENT AND ALL OF THE TRANSACTION DOCUMENTS SHALL TERMINATE AND ALL ASSETS TRANSFERRED PURSUANT TO THE TRANSACTION DOCUMENTS SHALL BE RETURNED TO THE ENTITIES THAT TRANSFERRED SUCH ASSETS, AND ALL ASSUMPTIONS OF LIABILITIES HEREUNDER AND THEREUNDER SHALL BE RESCINDED AND NULLIFIED.
ARTICLE IV
FINANCIAL AND OTHER INFORMATION
     4.1 Financial and Other Information.
     (a) Financial Information. Outdoor agrees that, for so long as CCU is required to either consolidate the results of operations and financial position of Outdoor and the other members of the Outdoor Group with the results of operations and financial position of CCU, or to account for its investment in Outdoor under the equity method of accounting (determined in accordance with GAAP and consistent with SEC reporting requirements):
     (i) Disclosure of Financial Controls. Outdoor will, and will cause each other member of the Outdoor Group to, maintain, as of and after the Closing Date, disclosure controls and procedures and internal control over financial reporting as defined in

Exchange Act Rule 13a-15 promulgated under the Exchange Act; Outdoor will cause each of its principal executive and principal financial officers to sign and deliver certifications to Outdoor’s periodic reports and will include the certifications in Outdoor’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; Outdoor will cause its management to evaluate Outdoor’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; Outdoor will disclose in its periodic reports filed with the SEC information concerning Outdoor management’s responsibilities for and evaluation of Outdoor’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of Outdoor’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules; and, without limiting the general application of the foregoing, Outdoor will, and will cause each other member of the Outdoor Group to, maintain as of and after the Closing Date internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of members of the Outdoor Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the Outdoor Group are authorized at the appropriate level within Outdoor, and (D) unauthorized use or disposition of the assets of any member of the Outdoor Group that could have material effect on the financial statements of the Outdoor Group is prevented or detected in a timely manner.
     (ii) Fiscal Year. Outdoor will, and will cause each member of the Outdoor Group organized in the United States to, maintain a fiscal year that commences and ends on the same calendar day as CCU’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as CCU’s monthly accounting periods commence and end.
     (iii) Monthly Financial Reports. No later than ten (10) Business Days after the end of the first three monthly accounting periods of Outdoor following the Closing Date, Outdoor will deliver to CCU a consolidated income statement and balance sheet for Outdoor for such period and an income statement and balance sheet for each Outdoor Affiliate that is consolidated with Outdoor in such format and detail as CCU may request, and no later than twelve (12) Business Days after the end of each of the first three (3) monthly accounting periods of Outdoor following the Closing Date, Outdoor will deliver to CCU a consolidated statement of cash flow for Outdoor for such period and statement of cash flow for each Outdoor Affiliate that is consolidated with Outdoor, as the case may be, in such format and detail as CCU may request. No later than five (5) Business Days after the end of each monthly accounting period of Outdoor thereafter (including the last monthly accounting period of Outdoor of each fiscal year), Outdoor will deliver to CCU a consolidated income statement, balance sheet and statement of cash flow for Outdoor for such period and an income statement, balance sheet and statement of cash flow for each Outdoor Affiliate that is consolidated with Outdoor, as the case may be, in such format and detail as CCU may request.

     (iv) Quarterly Financial Statements. As soon as practicable, and in any event no later than the earlier of (x) ten (10) Business Days prior to the date on which Outdoor is required to file a Form 10-Q or other document containing Quarterly Financial Statements with the SEC for each of the first three (3) fiscal quarters in each fiscal year of Outdoor, and (y) five (5) Business Days prior to the date on which CCU has notified Outdoor that CCU intends to file its Form 10-Q or other document containing quarterly financial statements with the SEC, Outdoor will deliver to CCU drafts of (A) the consolidated financial statements of the Outdoor Group (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Outdoor the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and (B) a discussion and analysis by Outdoor’s management of the Outdoor Group’s financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that Outdoor will deliver such information at such earlier time upon CCU’s written request with thirty (30) days’ notice resulting from CCU’s determination to accelerate the timing of the filing of its financial statements with the SEC. The information set forth in clauses (A) and (B) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than the earlier of (1) three (3) Business Days prior to the date Outdoor publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available, and (2) three (3) Business Days prior to the date on which CCU has notified Outdoor that CCU intends to file its quarterly financial statements with the SEC, Outdoor will deliver to CCU the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Outdoor in the forms required under SEC rules for periodic reports; provided, however, that Outdoor may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Outdoor to CCU as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that CCU’s and Outdoor’s financial Representatives will actively consult with each other regarding any changes (whether or not substantive) that Outdoor may consider making to the Quarterly Financial Statements and related disclosures during the two (2) Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon CCU’s financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to, CCU’s ownership interest in Outdoor or the Separation will be filed with the SEC or otherwise made public by any Outdoor Group member without the prior written consent of CCU. Notwithstanding anything to the contrary in this Section 4.1(a)(iv), Outdoor will file the Quarterly Financial Statements with the SEC on the same date and at substantially the same time that CCU files its quarterly financial statements with the SEC unless otherwise required by applicable law.

     (v) Annual Financial Statements. As soon as practicable, and in any event no later than the earlier of (x) ten (10) Business Days prior to the date on which Outdoor is required to file a Form 10-K or other document containing its Annual Financial Statements with the SEC, and (y) ten (10) Business Days prior to the date on which CCU has notified Outdoor that CCU intends to file its Form 10-K or other document containing annual financial statements with the SEC, Outdoor will deliver to CCU (A) drafts of the consolidated financial statements of the Outdoor Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP, and (B) a discussion and analysis by Outdoor’s management of the Outdoor Group’s financial condition and results of operations for such year, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in clauses (A) and (B) above is referred to in this Agreement as the “Annual Financial Statements.” Outdoor will deliver to CCU all revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (1) five (5) Business Days prior to the date Outdoor publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available, and (2) five (5) Business Days prior to the date on which CCU has notified Outdoor that CCU intends to file its annual financial statements with the SEC, Outdoor will deliver to CCU the final form of the Outdoor Annual Financial Statements and certifications thereof by the principal executive and financial officers of Outdoor in the forms required under SEC rules for periodic reports; provided, however, that Outdoor may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Outdoor to CCU as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that CCU and Outdoor financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Outdoor may consider making to the Annual Financial Statements and related disclosures during the three (3) Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon CCU’s financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to, CCU’s ownership interest in Outdoor or the Separation will be filed with the SEC or otherwise made public by any Outdoor Group member without the prior written consent of CCU, except to the extent required by applicable law. In any event, Outdoor will deliver to CCU, no later than three (3) Business Days prior to the date on which CCU has notified Outdoor that CCU intends to file its annual financial statements with the SEC, the final form of the Annual Financial Statements accompanied by an opinion thereon by Outdoor’s independent certified public accountants. Notwithstanding anything to the contrary in this Section 4.1(a)(v), Outdoor will file the Annual Financial Statements with the SEC on the same date and at substantially the same time that CCU files its annual financial statements with the SEC unless otherwise required by applicable law.

     (vi) Affiliate Financial Statements. Outdoor will deliver to CCU all Quarterly Financial Statements and Annual Financial Statements of each Outdoor Affiliate which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Outdoor required to be delivered to CCU pursuant to this Section 4.1.
     (vii) Conformance with CCU Financial Presentation. All information provided by any Outdoor Group member to CCU or filed with the SEC pursuant to Sections 4.1(a)(iii) through (vi) inclusive will be consistent in terms of format and detail and otherwise with CCU’s policies with respect to the application of GAAP and practices in effect on the Closing Date with respect to the provision of such financial information by such Outdoor Group member to CCU (and, where appropriate, as presently presented in financial reports to CCU’s board of directors), with such changes therein as may be requested by CCU from time to time consistent with changes in such accounting principles and practices.
     (viii) Outdoor Reports Generally. Each Outdoor Group member that files information with the SEC will deliver to CCU: (A) substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such Outdoor Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by such Outdoor Group member with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) above are referred to as the “Outdoor Public Documents”); and (B) as soon as practicable, but in no event later than four (4) Business Days (other than with respect to Current Reports on Form 8-K) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Outdoor Public Documents and, with respect to Current Reports on Form 8-K, as soon as practicable, but in no event later than two (2) Business Days prior to the earliest of the dates the same are printed, sent or filed in the case of planned Current Reports on Form 8-K and as soon as practicable, but in no event less than two (2) hours in the case of unplanned Current Reports on Form 8-K; provided, however, that Outdoor may continue to revise such Outdoor Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Outdoor to CCU as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that CCU and Outdoor financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Outdoor may consider making to any of its Outdoor Public Documents and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon CCU’s financial statements or related disclosures. In addition to the foregoing, no Outdoor Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to, CCU’s ownership interest in Outdoor or the Separation will be filed with the

SEC or otherwise made public by any Outdoor Group member without the prior written consent of CCU, except as required by applicable law.
     (ix) Budgets and Financial Projections. Outdoor will, as promptly as practicable, deliver to CCU copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise required by CCU) relating to the Outdoor Group on a consolidated basis and will provide CCU an opportunity to meet with management of Outdoor to discuss such budgets and projections.
     (x) Other Information. With reasonable promptness, Outdoor will deliver to CCU such additional financial and other information and data with respect to the Outdoor Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by CCU.
     (xi) Press Releases and Similar Information. Outdoor and CCU will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Outdoor Group and to comment thereon. CCU and Outdoor will make commercially reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date. No later than eight (8) hours prior to the time and date that a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party will deliver to the other party copies of substantially final drafts of all press releases and other statements to be made available by any member of that party’s Group to employees of any member of that party’s Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Outdoor Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing party will consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing party will deliver to the other party copies of final drafts of all press releases and other public statements.
     (xii) Cooperation on CCU Filings. Outdoor will cooperate fully, and will cause Outdoor Auditors to cooperate fully, with CCU to the extent requested by CCU in the preparation of CCU’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by CCU with the SEC, any national securities exchange or otherwise made publicly available (collectively, the “CCU Public Filings”). Outdoor agrees to provide to CCU all information that CCU reasonably requests in connection with any CCU Public Filings or that, in the judgment of CCU’s legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Outdoor will provide such information in a timely manner on the dates requested by CCU (which may be earlier than the dates on which Outdoor otherwise would be required hereunder to have such information available) to enable CCU to prepare, print and release all CCU Public Filings on such dates as CCU will determine but in no event later than as required by applicable law. Outdoor will use commercially reasonable efforts to cause Outdoor Auditors to consent to any reference to them as experts in any CCU Public Filings required under any law, rule or regulation. If and to the extent requested by CCU, Outdoor will diligently and promptly review all drafts of such CCU Public Filings and prepare in a diligent and timely fashion any portion of such CCU Public Filing pertaining to Outdoor. Prior to any printing or public release of any CCU Public Filing, an appropriate executive officer of Outdoor will, if requested by CCU, certify that the information relating to any Outdoor Group member or the Outdoor Business in such CCU Public Filing is accurate, true, complete and correct in all material respects. Unless required by law, rule or regulation, Outdoor will not publicly release any financial or other information which conflicts with the information with respect to any Outdoor Group member or the Outdoor Business that is included in any CCU Public Filing without CCU’s prior written consent. Prior to the release or filing thereof, CCU will provide Outdoor with a draft of any portion of a CCU Public Filing containing information relating to the Outdoor Group and will give Outdoor an opportunity to review such information and comment thereon; provided that, CCU will determine in its sole and absolute discretion the final form and content of all CCU Public Filings.
     (b) Auditors and Audits; Annual Statements and Accounting. Outdoor agrees that, for so long as CCU is required to either consolidate the results of operations and financial position of Outdoor and any members of the Outdoor Group, or to account for its investment in Outdoor under the equity method of accounting (in accordance with GAAP and consistent with SEC reporting requirements):
     (i) Selection of Outdoor Auditors. Unless required by law, Outdoor will not select a different accounting firm than Ernst & Young LLP (or its affiliate accounting firms) (unless so directed by CCU in accordance with a change by CCU in its accounting firm) to serve as its (and the Outdoor Group’s) independent certified public accountants (“Outdoor Auditors”), without CCU’s prior written consent (which will not be unreasonably withheld); provided, however, that, to the extent any members of the Outdoor Group are currently using a different accounting firm to serve as their independent certified public accountants, such members of the Outdoor Group may continue to use such accounting firm provided such accounting firm is reasonably satisfactory to CCU.
     (ii) Audit Timing. Outdoor will use commercially reasonable efforts to enable Outdoor Auditors to complete their audit such that they will be able to date their opinion on the Annual Financial Statements on the same date that CCU’s independent certified public accountants (“CCU Auditors”) date their opinion on CCU’s audited annual financial statements (the “CCU Annual Statements”), and to enable CCU to meet its schedule for the printing, filing and public dissemination of the CCU Annual Statements, all in accordance with Section 4.1(a) hereof and as required by applicable law.

     (iii) Information Needed by CCU. Outdoor will provide to CCU on a timely basis all information that CCU reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the CCU Annual Statements in accordance with Section 4.1(a) hereof and as required by applicable law. Without limiting the generality of the foregoing, Outdoor will provide all required financial information with respect to the Outdoor Group to Outdoor Auditors in a sufficient and reasonable time and in sufficient detail to permit Outdoor Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to CCU Auditors with respect to information to be included or contained in the CCU Annual Statements.
     (iv) Access to Outdoor Auditors. Outdoor will authorize Outdoor Auditors to make available to CCU Auditors the personnel who performed, or are performing, the annual audit of Outdoor as well as the work papers related to the annual audit of Outdoor, in all cases within a reasonable time prior to the date of the Outdoor Auditors’ opinion on the Annual Financial Statements, so that CCU Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Outdoor Auditors as it relates to CCU Auditors’ report on the CCU Annual Statements, all within sufficient time to enable CCU to meet its schedule for the preparation, printing, filing and public dissemination of the CCU Annual Statements.
     (v) Access to Records. If CCU determines in good faith that there may be any inaccuracy in an Outdoor Group member’s financial statements or deficiency in an Outdoor Group member’s internal accounting controls or operations that could materially impact CCU’s financial statements, at CCU’s request, Outdoor will provide CCU’s internal auditors with access to the Outdoor Group’s books and records so that CCU may conduct reasonable audits relating to the financial statements provided by Outdoor under this Agreement as well as to the internal accounting controls and operations of the Outdoor Group.
     (vi) Notice of Changes. Subject to Section 4.1(a)(vii), Outdoor will give CCU as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Outdoor’s accounting estimates or accounting principles from those in effect on the Closing Date. Outdoor will consult with CCU and, if requested by CCU, Outdoor will consult with CCU Auditors with respect thereto. Outdoor will not make any such determination or changes without CCU’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Outdoor’s or CCU’s financial statements as filed with the SEC or otherwise publicly disclosed therein.
     (vii) Accounting Changes Requested by CCU. Notwithstanding Section 4(a)(vi), Outdoor will make any changes in its accounting estimates or accounting principles that are requested by CCU in order for Outdoor’s accounting practices and principles to be consistent with those of CCU.
     (viii) Special Reports of Deficiencies or Violations. Outdoor will report in reasonable detail to CCU the following events or circumstances promptly after any executive officer of Outdoor or any member of the Outdoor board of directors becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Outdoor’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Outdoor’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing any Outdoor Group member has formally made to any officers or directors of Outdoor pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).
     4.2 Agreement for Exchange of Information; Archives.
     (a) Each of CCU and Outdoor, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Closing Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claim, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Transaction Document; provided, however, that in the event that any party reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
     (b) After the Closing Date, Outdoor shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Outdoor Business that are located in archives retained or maintained by any member of the CCU Group. Outdoor may obtain copies (but not originals unless it is an Outdoor Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes; provided that, Outdoor shall cause any such objects to be returned promptly in the same condition in which they were delivered to Outdoor, and Outdoor shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to CCU. Outdoor shall pay the applicable fee or rate per hour for archive research services (subject to increase from time to time to reflect rates then in effect for CCU generally). Nothing herein shall be deemed to restrict the access of any member of the CCU Group to any such documents or objects or to impose any liability on any member of the CCU Group if any such documents or objects are not maintained or preserved by CCU.
     (c) After the Closing Date, CCU shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the businesses of any member of the CCU Group that are located in archives retained or maintained by any member of the Outdoor Group. CCU may obtain copies (but not originals unless it is not an Outdoor Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes; provided that, CCU shall cause any such objects to be returned promptly in the same condition in which they were delivered to CCU, and CCU shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Outdoor. CCU shall pay the applicable fee or rate per hour for archive research services (subject to increase from time to time to reflect rates then in effect for Outdoor generally). Nothing herein shall be deemed to restrict the access of any member of the Outdoor Group to any such documents or objects or to impose any liability on any member of the Outdoor Group if any such documents or objects are not maintained or preserved by Outdoor.
     4.3 Ownership of Information.
     Any Information owned by a member of a Group that is provided to a requesting party pursuant to Section 4.2 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
     4.4 Compensation for Providing Information.
     The party requesting Information agrees to reimburse the party providing Information for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement, the Transaction Documents or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.
     4.5 Record Retention.
     To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement and the Transaction Documents, after the Closing Date, the parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies of CCU as in effect on the Closing Date or such other policies as may be reasonably adopted by the appropriate party after the Closing Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the seventh anniversary of the date hereof without first notifying the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or employee benefits, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided, further, however, no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

     4.6 Liability.
     No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 4.5.
     4.7 Other Agreements Providing for Exchange of Information.
     (a) The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Transaction Document.
     (b) When any Information provided by one Group to the other Group (other than Information provided pursuant to Section 4.5) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
     4.8 Production of Witnesses; Records; Cooperation.
     (a) After the Closing Date, except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group, each party hereto shall use commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or IP Application in which the requesting party may from time to time be involved, regardless of whether such Action or IP Application is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.
     (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the parties shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
     (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group.
     (d) Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim except as required by Law.
     (e) The obligation of the parties to provide witnesses pursuant to this Section 4.8 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 4.8(a)).
     (f) In connection with any matter contemplated by this Section 4.8, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
     4.9 Privilege.
     The provision of any information pursuant to this Article IV shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privileges (a “Privilege”). Following the Closing Date, neither Outdoor or its Subsidiaries nor CCU or its Subsidiaries will be required to provide any information pursuant to this Article IV if the provision of such information would serve as a waiver of any Privilege afforded such information.
ARTICLE V
RELEASE; INDEMNIFICATION
     5.1 Release of Pre-Closing Claims.
     (a) Except (i) as provided in Section 5.1(c), (ii) as may provided in any Transaction Document and (iii) for any matter for which an Outdoor Indemnified Party is entitled to indemnification or contribution pursuant to Section 5.3, 5.4 or 5.5, effective as of the Closing Date, Outdoor, for itself and each other member of the Outdoor Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were directors, officers, agents or employees of any member of the Outdoor Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge CCU and the other members of the CCU Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were shareholders, directors, officers, agents or employees of any member of the CCU Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation, the Initial Public Offering and any of the other transactions contemplated hereunder and under the Transaction Documents.
     (b) Except (i) as provided in Section 5.1(c), (ii) as may be provided in any Transaction Document and (iii) for any matter for which a CCU Indemnified Party is entitled to indemnification or contribution pursuant to Section 5.2, 5.4 or 5.5, effective as of the Closing Date, CCU, for itself and each other member of the CCU Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were directors, officers, agents or employees of any member of the CCU Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Outdoor and the other members of the Outdoor Group, their respective Affiliates and all Persons who at any time prior to the Closing Date were shareholders, directors, officers, agents or employees of any member of the Outdoor Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation, the Initial Public Offering and any of the other transactions contemplated hereunder and under the Transaction Documents.
     (c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any Person to enforce this Agreement, any Transaction Document or any agreements, arrangements, commitments or understandings to continue in effect after the Closing Date in accordance with Section 2.4(b), in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:
     (i) any Liability provided in or resulting from any agreement among any members of the CCU Group or the Outdoor Group that is to continue in effect after the Closing Date in accordance with Section 2.4(b), or any other Liability specified in such Section 2.4(b) not to terminate as of the Closing Date;
     (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of such Group under, this Agreement or any Transaction Document;

     (iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Closing Date;
     (iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group; or
     (v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Transaction Documents.
     In addition, nothing contained in Section 5.1(a) shall release CCU from indemnifying any director, officer or employee of Outdoor who was a director, officer or employee of CCU or any of its Affiliates on or prior to the Closing Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.
     (d) Outdoor shall not make, and shall not permit any member of the Outdoor Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against CCU or any member of the CCU Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). CCU shall not, and shall not permit any member of the CCU Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Outdoor or any member of the Outdoor Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
     (e) It is the intent of each of CCU and Outdoor, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, whether known or unknown, between or among Outdoor or any member of the Outdoor Group, on the one hand, and CCU or any member of the CCU Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing Date), except as expressly set forth in Sections 5.1 (a), (b) and (c). At any time, at the request of any other party, each party shall cause each member of its respective Group and each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases reflecting the provisions hereof.
     5.2 General Indemnification by Outdoor.
     Except as provided in Section 5.5, Outdoor shall, and shall cause the other members of the Outdoor Group to, jointly and severally, indemnify, defend and hold harmless on an After-Tax Basis each member of the CCU Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CCU Indemnified Parties”), from and against any and all Liabilities of the CCU Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
     (a) the failure of Outdoor or any other member of the Outdoor Group or any other Person to pay, perform or otherwise promptly discharge any Outdoor Liabilities or Outdoor Contract in accordance with its respective terms, whether prior to or after the Closing Date;
     (b) any Outdoor Liability or any Outdoor Contract;
     (c) except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the CCU Group for the benefit of any member of the Outdoor Group that survives the Closing;
     (d) any breach by any member of the Outdoor Group of this Agreement or any of the Transaction Documents or any action by Outdoor in contravention of the Charter or Bylaws; and
     (e) any untrue statement or alleged untrue statement of a material fact contained in any CCU Public Filing or any other document filed with the SEC by any member of the CCU Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the CCU Group by any member of the Outdoor Group or incorporated by reference by any member of the CCU Group from any filings made by any member of the Outdoor Group with the SEC pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Closing Date.
     5.3 General Indemnification by CCU.
     Except as provided in Section 5.5, CCU shall indemnify, defend and hold harmless on an After-Tax Basis each member of the Outdoor Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Outdoor Indemnified Parties”), from and against any and all Liabilities of the Outdoor Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
     (a) the failure of any member of the CCU Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the CCU Group other than the Outdoor Liabilities, whether prior to or after the Closing Date or the date hereof;
     (b) any Excluded Liability or any Liability of a member of the CCU Group other than the Outdoor Liabilities;

     (c) any breach by any member of the CCU Group of this Agreement or any of the Transaction Documents; and
     (d) any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the Outdoor Group pursuant to the Securities Act or the Exchange Act other than the IPO Registration Statement or Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the Outdoor Group by any member of the CCU Group or incorporated by reference by any member of the Outdoor Group from any CCU Public Filings or any other document filed with the SEC by any member of the CCU Group pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Closing Date.
     5.4 Registration Statement Indemnification.
     (a) Outdoor agrees to indemnify and hold harmless on an After-Tax Basis the CCU Indemnified Parties and each Person, if any, who controls any member of the CCU Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the IPO Registration Statement or Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such Liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with information provided by a member of the CCU Group expressly for use in the IPO Registration Statement or Prospectus or information relating to any underwriter furnished to Outdoor by or on behalf of such underwriter expressly for use in the IPO Registration Statement or Prospectus, all of which such statements that have been furnished by the CCU Group being set forth on Schedule 5.4(a) hereto.
     (b) CCU agrees to indemnify and hold harmless on an After-Tax Basis Outdoor and its Subsidiaries and any of their respective directors or officers who sign the IPO Registration Statement, and any person who controls Outdoor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the IPO Registration Statement or Prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such Liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission with respect to information provided by a CCU Group member expressly for use in the IPO Registration Statement or Prospectus, all of which such statements that have been furnished by the CCU Group being set forth on Schedule 5.4(a) hereto.

     5.5 Contribution.
     (a) If the indemnification provided for in this Article V is unavailable to, or insufficient to hold harmless on an After-Tax Basis, an Indemnified Party under Section 5.2(e), Section 5.3(d) or Section 5.4 in respect of any Liabilities referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. For purposes of this Section 5.5(a), the information set forth in the IPO Registration Statement that is described on Schedule 5.4(a) shall be the only “information supplied by” any member of the CCU Group.
     (b) The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.5 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5.5(a). The amount paid or payable by an Indemnified Party as a result of the Liabilities referred to in Section 5.5(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating any claim or defending any Action. Notwithstanding the provisions of this Section 5.5, CCU shall not be required to contribute any amount that, together with the amount of any damages that CCU has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, exceeds the benefits received solely by CCU from the Initial Public Offering (excluding benefits received by the Company and all other parties). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     5.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts on an After-Tax Basis.
     (a) Any Liability subject to indemnification or contribution pursuant to this Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability and will be determined on an After-Tax Basis. Accordingly, the amount which any Person is required to pay pursuant to this Article V (an “Indemnifying Party”) to any Person entitled to indemnification or contribution pursuant to this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

     (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this Article V; provided that, the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
     (c) The term “After-Tax Basis” as used in this Article V means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any reduction in Tax derived by the Indemnified Party as the result of sustaining or paying such Liabilities, and the amount of such Indemnity Payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the Indemnified Party as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnified Party is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the tax basis that an Indemnified Party has in its assets.
     5.7 Procedures for Indemnification of Third Party Claims.
     (a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the CCU Group or the Outdoor Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 5.2, Section 5.3 or Section 5.4, or any other Section of this Agreement or any Transaction Document, such Indemnified Party shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 5.7(a) shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
     (b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after receipt of notice from an Indemnified Party in accordance with Section 5.7(a) (or sooner, if the nature of such Third Party Claim so requires), an Indemnifying Party electing to defend a Third Party Claim shall notify the Indemnified Party of its election to assume responsibility for defending such Third Party Claim and shall acknowledge and agree in writing that if such Third Party Claim is adversely determined, such Indemnifying Party will have the obligation to indemnify the Indemnified Party in respect of all liabilities relating to, arising out of or resulting from such Third Party Claim and that such Indemnifying Party irrevocably waives in full all defenses it may have to contest such obligation. After such notice and acknowledgment from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party.
     (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 5.7(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.
     (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party without the consent of the Indemnified Party if (i) the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against such Indemnified Party and (ii) such settlement does not include a full, complete and unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim.
     5.8 Additional Matters.
     (a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made on an After-Tax Basis and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party; (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.
     (b) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

     (c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
     (d) In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article V, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the costs of any interest or penalties relating to any judgment or settlement.
     5.9 Remedies Cumulative; Limitations of Liability.
     The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. NOTWITHSTANDING THE FOREGOING, NO INDEMNIFYING PARTY, SHALL BE LIABLE TO AN INDEMNIFIED PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, EXEMPLARY, STATUTORILY-ENHANCED OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (PROVIDED THAT ANY SUCH LIABILITY WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) ARISING IN CONNECTION WITH THE TRANSACTIONS.
     5.10 Survival of Indemnities.
     The rights and obligations of each of CCU and Outdoor and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.
ARTICLE VI
OTHER AGREEMENTS
     6.1 Further Assurances.
     (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.
     (b) Without limiting the foregoing, prior to, on and after the Closing Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Closing Date, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the transfers of the Outdoor Assets and the assignment and assumption of the Outdoor Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the Transaction Documents, free and clear of any Security Interest, if and to the extent it is practicable to do so.
     (c) On or prior to the Closing Date, CCU and Outdoor in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by CCU, Outdoor or any other Subsidiary of CCU or Outdoor, as the case may be, to effectuate the transactions contemplated by this Agreement.
     (d) On or prior to the Closing Date, CCU and Outdoor shall take all actions as may be necessary to approve the stock-based employee benefit plans of Outdoor in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the New York Stock Exchange.
     6.2 Confidentiality.
     (a) From and after the Closing, subject to Section 6.2(c) and except as contemplated by this Agreement or any Transaction Document, CCU shall not, and shall cause the other members of the CCU Group and all of such parties’ respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the CCU Group) or use or otherwise exploit for its own benefit or for the benefit of any third party, any Outdoor Confidential Information. If any disclosures are made by a member of the CCU Group to its Representatives in connection with such Representatives providing services to any member of the CCU Group under this Agreement or any Transaction Document, then the Outdoor Confidential Information so disclosed shall be used only as required to perform the services.

CCU shall, and shall cause the other members of the CCU Group to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Outdoor Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. Any information, material or documents relating to the Outdoor Business currently or formerly conducted, or proposed to be conducted, by any member of the Outdoor Group furnished to or in possession of any member of the CCU Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of any member of the CCU Group that contain or otherwise reflect such information, material or documents is referred to herein as “Outdoor Confidential Information.” “Outdoor Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the CCU Group or any of their Representatives not otherwise permissible hereunder, (ii) such member of the CCU Group can demonstrate was or became available to such member of the CCU Group from a source other than Outdoor or its Affiliates, or (iii) is developed independently by such member of the CCU Group without reference to the Outdoor Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the CCU Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Outdoor or any member of the Outdoor Group with respect to such information.
     (b) From and after the Closing, subject to Section 6.2(c) and except as contemplated by this Agreement or any Transaction Document, Outdoor shall not, and shall cause the other members of the Outdoor Group and all of such parties’ respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Outdoor Group), or use or otherwise exploit for its own benefit or for the benefit of any third party, any CCU Confidential Information. If any disclosures are made by a member of the Outdoor Group to its Representatives in connection with such Representatives providing services to any member of the Outdoor Group under this Agreement or any Transaction Document, then the CCU Confidential Information so disclosed shall be used only as required to perform the services. Outdoor shall, and shall cause other members of the Outdoor Group to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the CCU Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. Any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by any member of the CCU Group furnished to or in possession of any member of the Outdoor Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of any member of the Outdoor Group that contain or otherwise reflect such information, material or documents is referred to herein as “CCU Confidential Information.” “CCU Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Outdoor Group or any of their Representatives not otherwise permissible hereunder, (ii) such member of the Outdoor Group can demonstrate was or became available to such member of the Outdoor

Group from a source other than CCU or its Affiliates, or (iii) is developed independently by such member of the Outdoor Group without reference to the CCU Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the Outdoor Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, CCU or any other member of the CCU Group with respect to such information.
     (c) If any member of the CCU Group or their respective Representatives, on the one hand, or any member of the Outdoor Group or their respective Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Outdoor Confidential Information or CCU Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article IV of this Agreement), as applicable, the entity or person receiving such request or demand shall use all commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other commercially reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Outdoor Confidential Information or CCU Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process of such Governmental Authority.
     6.3 Insurance Matters.
     (a) Members of the Outdoor Group will continue to have coverage under CCU’s insurance program until the Trigger Date. Members of the Outdoor Group will pay retrospective premium adjustments under each such Insurance Policy based on their loss experience under the Insurance Policy and in accordance with CCU’s pricing methodologies. The members of the Outdoor Group will have coverage under all Insurance Policies with respect to periods prior to the Trigger Date in accordance with the terms of each such Insurance Policy. CCU and Outdoor agree to cooperate in good faith to provide for an orderly transition of insurance coverage leading up to the Trigger Date, and for the treatment of any Insurance Policies that will remain in effect following the Trigger Date on a mutually agreeable basis. Outdoor may cancel coverage under any Insurance Policy by written notice to CCU at least sixty (60) days prior to such cancellation. In no event shall CCU, any other member of the CCU Group or any CCU Indemnified Party have liability or obligation whatsoever to any member of the Outdoor Group if any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect or for any reason shall be unavailable or inadequate to cover any Liability of any member of the Outdoor Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date. CCU shall provide notice to Outdoor promptly upon its becoming aware that any Insurance Policy has been terminated or is otherwise no longer in effect or is reasonably likely to be terminated or otherwise cease to be in effect.

     (b) (i) Except as otherwise provided in any Transaction Document, the parties intend by this Agreement that Outdoor and each other member of the Outdoor Group be successors-in-interest to all rights that any member of the Outdoor Group may have as of the Closing Date as a subsidiary, affiliate, division or department of CCU prior to the Closing Date under any policy of insurance issued to CCU by any insurance carrier or under any agreements related to such policies executed and delivered prior to the Closing Date, including any rights such member of the Outdoor Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Closing Date. At the request of Outdoor, CCU shall take all commercially reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however, that CCU shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.
          (i) Except as otherwise contemplated by any Transaction Document, after the Closing Date, none of CCU or Outdoor or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided, however, that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force. Each of Outdoor and CCU will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.
     (c) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the CCU Group in respect of any Insurance Policy or any other contract or policy of insurance.
     (d) Outdoor does hereby, for itself and each other member of the Outdoor Group, agree that no member of the CCU Group or any CCU Indemnified Party shall have any Liability whatsoever to Outdoor or any other member of the Outdoor Group as a result of the insurance policies and practices of CCU and its Affiliates as in effect at any time prior to the Closing Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
     (e) Nothing in this Agreement shall be deemed to restrict any member of the Outdoor Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period; provided that, Outdoor shall give CCU prompt written notice of any such insurance policy acquired prior to the Trigger Date.
     6.4 Allocation of Costs and Expenses.
     (a) CCU shall pay (or, to the extent incurred by and paid for by any member of the Outdoor Group, will promptly reimburse such party for any and all amounts so paid) for all out-

of-pocket fees, costs and expenses incurred by CCU or Outdoor, or any member of their respective Groups, on or prior to the Closing Date in connection with the Separation, including (i) the preparation and negotiation of this Agreement, each Transfer Document (unless otherwise expressly provided therein), and all other documentation related to the Separation, (ii) accounting and legal costs incurred in association with all domestic and international internal restructuring undertaken as part of the Separation, (iii) the preparation and execution or filing of any and all other documents, certificates, deeds, titles, agreements, forms, applications or contracts associated with the Separation, and (iv) the preparation and filing of Outdoor’s and its Subsidiaries’ organizational documents.
     (b) Outdoor shall pay (or, to the extent incurred by and paid or by any member of the CCU Group, will promptly reimburse such party for any and all amounts so paid) for all out-of-pocket fees, costs and expenses incurred by CCU or Outdoor, or any member of their respective Groups, in connection with the Initial Public Offering and the other Transactions, except as otherwise provided in Section 6.4(a), including (i) the preparation, printing and filing of the IPO Registration Statement, (ii) compliance with applicable federal, state or foreign securities Laws and domestic or foreign securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (iii) the preparation, printing and distribution of the Prospectus, (iv) the initial listing of the Class A Common Stock on the New York Stock Exchange, (v) the fees and expenses of Ernst & Young LLP incurred in connection with the IPO Registration Statement and the Initial Public Offering, and (vi) the preparation (including, but not limited to, the printing of documents) and implementation of Outdoor’s and its Subsidiaries’ employee benefit plans, retirement plans and equity-based plans, and (vii) the preparation and implementation of Outdoor’s and its Subsidiaries corporate governance programs and policies, financial reporting and internal controls and all other reporting requirements, programs, policies and functions required to be implemented by the Outdoor Group as a result of being a public company reporting to the SEC with equity securities listed on a national stock exchange.
     6.5 Covenants Against Taking Certain Actions Affecting CCU.
     (a) Outdoor hereby acknowledges and agrees that it shall not, without the prior written consent of CCU (which it may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of CCU or any of its Affiliates to freely sell, transfer, assign, pledge or otherwise dispose of Outdoor Capital Stock. Without limiting the generality of the foregoing, Outdoor shall not, without the prior written consent of CCU (which it may withhold in its sole and absolute discretion), take any action, or recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, CCU as an Outdoor stockholder in a manner not applicable to Outdoor stockholders generally.
     (b) Prior to the Trigger Date, to the extent that any member of the CCU Group is a party to any contract or agreement with a third party (i) that provides that certain actions of CCU’s Subsidiaries may result in CCU being in breach of or in default under such agreement and CCU has advised Outdoor, or Outdoor is otherwise aware, of the existence of such contract or agreement (or the relevant portions thereof), (ii) to which any member of the Outdoor Group is a party or (iii) under which any member of the Outdoor Group has performed any obligations on or before the date hereof, Outdoor shall not take, and shall cause each other member of the Outdoor Group not to take, any actions that reasonably could result in any member of the CCU Group being in breach of or in default under any such contract or agreement. Outdoor hereby acknowledges and agrees that CCU has made available to Outdoor copies of each such contract or agreement (or the relevant portion thereof) in effect on the date hereof. The parties acknowledge and agree that, after the date hereof, CCU may in good faith (and not solely with the intention of imposing restrictions on Outdoor pursuant to this covenant) amend the referenced agreements or enter into additional contracts or agreements that provide that certain actions of any member of the Outdoor Group may result in CCU being in breach of or in default under such agreements; provided that, CCU shall notify and consult with Outdoor prior to entering into any such amendments or additional contracts or agreements to the extent that compliance therewith (x) could reasonably be expected to have a material adverse effect on any member of the Outdoor Group or (y) would discriminate in an adverse way in the treatment of members of the Outdoor Group as compared with CCU and its other Affiliates, and shall make available to Outdoor copies of such amendments or additional contracts or agreements.
     (c) Prior to the Trigger Date, without the prior written consent or affirmative vote of CCU (either of which it may withhold in its sole and absolute discretion), Outdoor shall not, and shall cause the other members of the Outdoor Group not to:
          (i) issue any shares of capital stock or any rights, warrants, options or other rights or securities convertible into or exercisable for capital stock; except for (A) the issuance of shares of stock of a wholly-owned Subsidiary of Outdoor to Outdoor or another wholly-owned Subsidiary of Outdoor, (B) pursuant to the Transactions, and (C) the issuance of shares of Class A Common Stock or options to purchase Class A Common Stock pursuant to employee benefit plans or dividend reinvestment plans approved by the Board of Directors of Outdoor;
          (ii) consolidate or merge with or into any Person, except for (A) a consolidation or merger of a wholly-owned Subsidiary of Outdoor into Outdoor or with or into another wholly-owned Subsidiary of Outdoor, or (B) in connection with an acquisition permitted by the Charter and this Agreement;
          (iii) directly or indirectly acquire stock, stock equivalents or assets (including, without limitation, any business or operating unit) of any Person, in each case in a single transaction, or series of related transactions, involving consideration (whether in cash, securities, assets or otherwise, and including indebtedness assumed by any member of the Outdoor Group and indebtedness of any entity so acquired) paid or delivered by the Outdoor Group in excess of $5,000,000, other than transactions to which Outdoor and one or more wholly-owned Subsidiaries of Outdoor are the only parties;
          (iv) directly or indirectly sell, convey, transfer, lease, pledge, grant a security interest in or lien on, or otherwise dispose of Outdoor Assets (including stock and stock equivalents) or any interest therein to any other Person, or permit any other Person to acquire any interest in any Outdoor Assets (including stock and stock equivalents), in each case in a single transaction, or series of related transactions, involving consideration (whether in cash, securities, assets or otherwise, and including indebtedness assumed by any other Person and indebtedness of any entity acquired by such other Person) paid to or received by the Outdoor Group in excess of $5,000,000, other than transactions to which Outdoor and one or more wholly-owned Subsidiaries of Outdoor are the only parties;
          (v) directly or indirectly create, incur, assume, guarantee or otherwise be or become liable with respect to Outdoor Indebtedness, including indebtedness of any entity acquired by any member of the Outdoor Group, whether or not such indebtedness is expressly assumed or guaranteed by any member of the Outdoor Group, (A) in excess of $400 million outstanding at any one time, or (B) that could reasonably be expected to result in a negative change in any credit ratings of Outdoor, except for (1) indebtedness determined to constitute “operating leverage” by any “nationally recognized statistical rating organization” (as such term is defined for purposes of Rule 436(g)(2) under the Securities Act), (2) the Existing CCU Indebtedness, and (3) indebtedness between any members of the Outdoor Group (but only to the extent such indebtedness does not increase the consolidated Outdoor Indebtedness in accordance with GAAP);
          (vi) alter, amend, terminate or repeal, or adopt any provision inconsistent with, in each case whether directly or indirectly, or by merger, consolidation or otherwise, the provisions of the Charter or Bylaws relating to any of (A) authorized capital stock, (B) rights granted to the holders of the Class B Common Stock, (C) amendments to the Bylaws, (D) shareholder action by written consent, (E) shareholder proposals and meetings, (F) limitation of liability of and indemnification of officers and directors, (G) the size and classes of the board of directors, (H) corporate opportunities and conflicts of interest between the Outdoor Group and the CCU Group, and (I) the business combination statute set forth in Section 203 of the Delaware General Corporation Law;
          (vii) purchase, redeem or otherwise acquire or retire for value any shares of Class A Common Stock or any warrants, options or other rights or securities convertible into or exercisable for to acquire Class A Common Stock, except for (A) the repurchase of Class A Common Stock deemed to occur upon exercise of stock options to the extent shares of Class A Common Stock represent a portion of the exercise price of the stock options or are withheld by Outdoor to pay applicable withholding taxes; (B) the repurchase of Class A Common Stock deemed to occur to the extent shares of Class A Common Stock are withheld by Outdoor to pay applicable withholding taxes in connection with any grant or vesting of restricted stock; and (C) the repurchase of stock of terminated employees as provided in any employee benefits plan or in a stock purchase or other agreement;
          (viii) enter into any agreement that restricts, directly or indirectly, any member of the Outdoor Group’s ability to (A) pay dividends or make other distributions, (B) borrow from or repay amounts, (C) make loans or advances, or (D) transfer any Outdoor Assets, in each of the foregoing cases, directly or indirectly to Outdoor or CCU;
          (ix) adopt a shareholder rights agreement; or
          (x) dissolve, liquidate or wind up.

     6.6 No Violations.
     (a) Outdoor acknowledges and agrees that it shall not, and shall cause the other members of the Outdoor Group not to, take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the CCU Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the CCU Group; (iii) any credit agreement or other material instrument binding upon any member of the CCU Group; or (iv) any judgment, order or decree of any Governmental Authority having jurisdiction over any member of the CCU Group or any of its respective assets.
     (b) CCU acknowledges and agrees that it shall not, and shall cause the other members of the CCU Group not to, take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Outdoor Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of Outdoor; (iii) the Existing CCU Indebtedness, any credit agreement or any other material instrument binding upon Outdoor; or (iv) any judgment, order or decree of any Governmental Authority having jurisdiction over any member of the Outdoor Group or any of the Outdoor Assets.
     (c) Nothing in this Agreement is intended to limit or restrict in any way CCU’s or its Affiliates’ rights as stockholders of Outdoor.
     6.7 Registration Statements.
     To the extent necessary to enable the unrestricted transfer of the applicable shares of Outdoor Common Stock, upon consummation of the Initial Public Offering, Outdoor shall file and cause to remain effective a registration statement with the SEC to register Outdoor Common Stock that may be acquired by employees of any member of the Outdoor Group as contemplated by CCU’s or any other member of the CCU Group’s employee stock or option plans.
     6.8 Compliance with Charter Provisions.
     Outdoor shall, and shall cause each of its Subsidiaries to, take any and all actions necessary to ensure continued compliance by Outdoor and its Subsidiaries with the provisions of their certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement or other applicable organizational documents. Outdoor shall notify CCU in writing promptly after becoming aware of any act or activity taken or proposed to be taken by Outdoor or any of its Subsidiaries or any of their equity holders which resulted or would result in non-compliance with any such organizational document provisions and, so long as any member of the CCU Group owns any Outdoor Capital Stock, Outdoor shall take or refrain from taking all such actions as CCU shall in its sole discretion determine necessary or desirable to prevent or remedy any such non-compliance.

     6.9 Future Intercompany Transactions.
     All proposed intercompany transactions between Outdoor and CCU after the Closing Date, including any material amendments to the Transaction Documents, and any consent or approval proposed to be granted by Outdoor for CCU’s benefit, in each case that would ordinarily be submitted for approval by the board of directors of Outdoor, will be subject to the approval of a majority of the independent directors (as defined under the applicable rules of any securities exchange on which shares of Outdoor Common Stock are listed) of the board of directors of Outdoor.
     6.10 Board of Directors.
     CCU and Outdoor acknowledge and agree that prior to the Trigger Date, Outdoor may qualify as a “controlled company” under the New York Stock Exchange corporate governance standards because more than fifty percent (50%) of the voting power of Outdoor is held by an individual, a group or another company. With respect to composition of Outdoor’s board of directors and committees thereof, to the extent available, Outdoor shall utilize the exemptions for compliance with certain New York Stock Exchange corporate governance rules afforded a “controlled company,” including the requirements of Sections 303A.01, .04 and .05 of the New York Exchange corporate governance rules, or any successor rules, requiring (a) that a majority of the board of directors consist of independent directors, (b) that the board of directors have a nominating and corporate governance committee comprised entirely of independent directors with a written charter setting forth the committee’s purpose and responsibilities, (c) that the board of directors have a compensation committee comprised entirely of independent directors with a written charter setting forth the committee’s purpose and responsibilities, and (d) an annual performance evaluation of the nominating and corporate governance and compensation committees. Outdoor shall disclose its utilization of such exemptions and the basis for its determination that is a “controlled company” under Section 303A of the New York Stock Exchange corporate governance rules, or any successor rule, in its annual proxy statement to shareholders.
     6.11 CCU Policies.
     If a provision of Outdoor’s Charter or Amended and Restated Bylaws or of any Transaction Document contradicts a policy of CCU or a member of the CCU Group, (the “CCU Policies”) that applies to Subsidiaries of CCU, such provision in Outdoor’s Charter or Bylaws or Transaction Document shall control. In any other case, and except as otherwise agreed or unless superseded by any policies adopted by the board of directors of Outdoor, the CCU Policies that apply to Subsidiaries of CCU shall apply to Outdoor and its Subsidiaries until the Trigger Date.
     6.12 Operations.
     Prior to the Closing Date, members of the Outdoor Group provided to members of the CCU Group advertising time and space for promotional purposes without charge in circumstances where Outdoor determined that providing such advertising time or space would not significantly affect such servicer’s potential net income. On and after the Closing Date, until the Trigger Date, Outdoor agrees to make available, and to cause the other members of the

Outdoor Group to make available, to the members of the CCU Group advertising time and space for promotional purposes without charge or at rates that are more favorable to the recipient of such service than those that would have been obtained in a comparable transaction by either party with a non-affiliated Person; provided, however, that the Outdoor Group shall not be required to provide such advertising time or space if to do so would significantly affect its potential net income; provided, further, however, that if the Outdoor Group determines that providing such advertising time and space would significantly affect its potential net income, it shall be required following such determination to continue to make available to the recipient of such services only the advertising time and space that it had agreed to provide to such party prior to the date of any such determination. Notwithstanding the foregoing, each of CCU and Outdoor agrees that nothing in this Agreement shall relieve any member of the Outdoor Group of its obligation to comply with any arrangement, agreement, contract or other commitment in writing that requires it to provide any member of the CCU Group with advertising time and space on terms no less favorable than those that would be provided to an unaffiliated third party.
     6.13 Distribution of Outdoor Common Stock by CCU.
     Outdoor acknowledges and agrees that (a) at any time after the Closing, CCU may elect, in its sole and absolute discretion, to divest all or part of its indirect ownership interest in Outdoor through a distribution of Outdoor Common Stock owned by the CCU Group to the shareholders of CCU (the “Distribution”), and (b) CCU may desire to effect the Distribution in a manner that qualifies as a tax-free distribution under Section 355 of the Code, or any corresponding provision of any successor statute, so that no gain or loss will be recognized by CCU or its shareholders as a result of the Distribution (a “Tax-Free Spin-Off”). Outdoor and CCU acknowledge and agree that the Charter provides that each share of Class B Common Stock will be convertible at the option of the holder thereof into one share of Class A Common Stock (the “Optional Conversion Right”), and the Charter further provides that any shares of Class B Common Stock transferred to a Person, other than in connection with a Tax-Free Spin-Off and certain other permitted transfers specified in the Charter, will automatically be converted into shares of Class A Common Stock on a one-for-one basis (the “Conversion Upon Transfer Provision”). The Charter also provides that, in the event of a Distribution intended to qualify as a Tax-Free Spin-Off, CCU has the option (which may be exercised or not exercised in CCU’s sole and absolute discretion) to cause the Optional Conversion Right and the Conversion Upon Transfer Provision to terminate upon the effectiveness of such Tax-Free Spin-Off (the “Termination Option”). Outdoor covenants and agrees that in the event that CCU notifies Outdoor of CCU’s determination (which may be made in its absolute and sole discretion) to exercise the Termination Option, Outdoor shall take all necessary or appropriate action to implement the Termination Option and shall, from and after the effectiveness of such Tax-Free Spin-Off, no longer permit the exercise of the Optional Conversion Right, implement the Conversion Upon Transfer Provision or enforce the restrictions on transfer of the Class B Common Stock that terminate upon such exercise by CCU of the Termination Option. Outdoor further covenants and agrees that in such a case, Outdoor shall use commercially reasonable efforts to list the Class B Common Stock on the New York Stock Exchange, or other national securities exchange as directed by CCU. In the event that CCU intends to consummate the Distribution, Outdoor shall, and shall cause the other members of the Outdoor Group to, cooperate in all respects with CCU to accomplish the Distribution in the manner that CCU determines and shall at CCU’s direction, promptly take any and all commercially reasonable actions to effect the Distribution, including, without limitation, (i) filing with the SEC any registration statements, including prospectuses and information statements, or other documentation that CCU determines are necessary or desirable, (ii) mailing to the shareholders of CCU a prospectus or information statement as well as any other information as CCU reasonably determines necessary or desirable, (iii) obtaining all necessary consents and approvals as soon as practicable, (iv) filing an application for the listing of the Outdoor Common Stock to be distributed on the New York Stock Exchange, or other national securities exchange as directed by CCU, and (v) taking all such other actions as may be necessary or appropriate under securities or other laws.
     6.14 Tax Matters.
     Notwithstanding any provision in this Agreement to the contrary, to the extent that any representations, warranties, covenants and agreements between CCU and Outdoor, and their respective Groups, with respect to Tax matters are set forth in the Tax Matters Agreement, including indemnification agreements and any tax sharing agreements and arrangements specifically identified in such agreements, such Tax matters shall be governed exclusively by such Tax agreements and not by this Agreement.
     6.15 Litigation.
     (a) Subject to Section 3.7, immediately following the execution and delivery of the Underwriting Agreement by each of the parties thereto, Outdoor shall, and shall cause the other members of the Outdoor Group to assume those Actions relating in any material respect to the Outdoor Business in which one or more members of the CCU Group is a defendant or the party against whom any claim or investigation is directed (collectively, the “Assumed Actions”).
     (b) Subject to Section 3.7, immediately following the execution and delivery of the Underwriting Agreement by each of the parties thereto, Outdoor shall, and shall cause the other members of the Outdoor Group to, (i) diligently conduct, at its sole cost and expense, the defense of all Assumed Actions and all Existing Actions, (ii) except as may be provided in Section 6.3, pay all Liabilities that may result from the Assumed Actions and the Existing Actions, and (iii) pay all fees and costs relating to the defense of the Assumed Actions and the Existing Actions, including attorneys’ fees and costs incurred after the Closing Date. “Existing Actions” means those Actions (other than Assumed Actions) in which Outdoor or any other member of the Outdoor Group has been named as a defendant or is the party against whom any claim or investigation is directed, including those listed on Schedule 6.15(b).
     (c) Notwithstanding anything in this Section 6.15 to the contrary, CCU shall have the right to participate in the defense of any Assumed Action and to be represented by attorneys of its own choosing and at its sole cost and expense. In no event shall Outdoor (or any other member of the Outdoor Group) settle or compromise any Assumed Action or Transferred Action without the express prior written consent of CCU unless (i) there is no finding or admission of any violation of any law or any violation of the rights of any Person by CCU or any other member of the CCU Group, (ii) there is no relief (either monetary or non-monetary) binding upon CCU or any other member of the CCU Group, and (iii) neither CCU nor any other member of the CCU Group has any Liability with respect to any such settlement or compromise.

     (d) Subject to Section 3.7, each of CCU and Outdoor agrees that at all times from and after the execution and delivery of the Underwriting Agreement by each of the parties thereto, if an Action is commenced by a third party naming both parties (or any member of its respective Group) as defendants thereto and with respect to which one party (or any member of its respective Group) is a nominal defendant, then the other party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.
ARTICLE VII
DISPUTE RESOLUTION
     7.1 General Provisions.
     (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Transaction Documents, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.
     (b) Commencing with a request contemplated by Section 7.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 7.3, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.
     (c) IN CONNECTION WITH ANY DISPUTE, THE PARTIES EXPRESSLY WAIVE AND FORGO ANY RIGHT TO (I) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, EXEMPLARY, STATUTORILY ENHANCED OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (PROVIDED THAT LIABILITY FOR ANY SUCH DAMAGES WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES), AND (II) TRIAL BY JURY.
     (d) The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.
     (e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending. The parties will take such action, if any, required to effectuate such tolling.
     (f) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT LOCATED WITHIN THE STATE OF TEXAS OVER ANY SUCH DISPUTE AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH DISPUTE OR ANY ACTION RELATED THERETO MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF

SUCH DISPUTE. EACH OF THE PARTIES AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     (g) Notwithstanding anything to the contrary contained in this Article VII, any Dispute relating to CCU’s rights as a stockholder of Outdoor pursuant to applicable Law or the organizational documents of Outdoor will not be governed by or subject to the procedures set forth in this Article VII.
     7.2 Consideration by Senior Executives.
     If a Dispute is not resolved in the normal course of business at the operational level, the parties first shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and Chief Executive Officer of the respective business entities involved in such Dispute prior to exercising remedies pursuant to Section 7.3 or 7.4. Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.
     7.3 Mediation.
     If a Dispute is not resolved by negotiation as provided in Section 7.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect prior to exercising remedies pursuant to Section 7.4. The parties will select a mediator from the CPR Panels of Distinguished Neutrals. Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.
     7.4 Arbitration.
     (a) If a Dispute is not resolved by mediation as provided in Section 7.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”). The parties hereby consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.
     (b) The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules. The arbitration shall be conducted in San Antonio, Texas. Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties.

The arbitrators shall determine the Dispute in accordance with the law of the State of Texas, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement and the Transaction Documents according to their respective terms; provided, however, that any Dispute in respect of a Transaction Document which by its terms is governed by the law of a jurisdiction other than the State of Texas shall be determined by the law of such other jurisdiction and; provided, further, however, that the provisions of this Agreement relating to arbitration shall in any event be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.
     (c) The parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 7.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 7.4 may be entered and enforced in a court having jurisdiction thereof.
     (d) Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 7.4(c), (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in Section 7.4(e). For purposes of the foregoing and as provided in Section 7.1(g), the parties submit to the exclusive jurisdiction of the courts of the State of Texas.
     (e) In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding Section 7.4(d), each party acknowledges that in the event of any actual or threatened breach of the provisions of (i) Section 6.2, Section 6.5, Section 6.6, Section 6.8, Section 6.10 and Section 6.13, (ii) the Employee Matters Agreement, (iii) the Tax Matters Agreement, (iv) the Trademark License Agreement or (v) the Registration Rights Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach. If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.
     (f) Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VII.
ARTICLE VIII
MISCELLANEOUS
     8.1 Corporate Power; Fiduciary Duty.
     (a) Each of CCU and Outdoor represents as follows:
          (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and
          (ii) this Agreement has been duly executed and delivered by each such Person and each Transaction Document to which such Person is a party has been, or will be on or prior to the Closing Date, duly executed and delivered by it and upon execution and delivery, this Agreement and the other Transaction Documents will constitute a valid and binding agreement of such Person enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).
     (b) Notwithstanding any provision of this Agreement or any Transaction Document, no member of the CCU Group and no member of the Outdoor Group shall be required to take or omit to take any act that would violate its fiduciary duties to any minority shareholders of Outdoor or any non-wholly owned Subsidiary of CCU or Outdoor, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
     8.2 Governing Law.
     This Agreement (other than the provisions relating to CCU’s rights as a stockholder, which shall be governed by the laws of the State of Delaware) and, unless expressly provided therein, each other Transaction Document, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.
     8.3 Survival of Covenants.
     Except as expressly set forth in any Transaction Document, the covenants and other agreements contained in this Agreement and each Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Separation and the Initial Public Offering and shall remain in full force and effect.
     8.4 Force Majeure.
     No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

     8.5 Notices.
     All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):
          If to any member of the CCU Group, to:
Clear Channel Communications, Inc.
200 E. Basse Road
San Antonio, Texas 78209
Attn: Chief Executive Officer
Fax: (210) 822-2299
          If to any member of the Outdoor Group, to:
Clear Channel Outdoor Holdings, Inc.
2850 E. Camelback Road
Phoenix, Arizona 85016
Attention: President
Fax: (602) 957-8602
     8.6 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     8.7 Entire Agreement.
     Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.

     8.8 Assignment; No Third-Party Beneficiaries.
     This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     8.9 Public Announcements.
     CCU and Outdoor shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
     8.10 Amendment.
     No provision of this Agreement may be amended or modified except by a written instrument signed by both parties. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
     8.11 Rules of Construction.
     Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     8.12 Counterparts.
     This Agreement may be executed in one or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed on the date first written above by their respective duly authorized officers.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Mark P. Mays
Name: Mark P. Mays
Title: President and Chief Executive Officer

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Paul J. Meyer

Name: Paul J. Meyer
Title: President and Chief Operating Officer

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